Exhibit 99.1

Gulf of Mexico Acquisitions

On June 19, 2013, we entered into purchase and sale agreements with Hall-Houston Exploration II, L.P. (the “Hall II Purchase Agreement”), Hall-Houston Exploration III, L.P. (the “Hall III Purchase Agreement”), Hall-Houston Exploration IV, L.P. (the “Hall IV Purchase Agreement” and, together with the Hall II Purchase Agreement and the Hall III Purchase Agreement, the “Hall Purchase Agreements”) and GOM-H Exploration, LLC (the “GOM-H Purchase Agreement” and, together with the Hall Purchase Agreements, the “Purchase Agreements”) to acquire certain producing oil and gas assets located in the shallow waters of the Gulf of Mexico for an aggregate purchase price of approximately $193 million, subject to customary adjustments, which we refer to herein, collectively, as the Gulf of Mexico Acquisitions. The Gulf of Mexico Acquisitions are expected to close on or about July 3, 2013, subject to customary conditions. The assets to be acquired include 14 producing wells, with 2 wells awaiting completion, located on 7 platforms.

We believe the Gulf of Mexico Acquisitions represent both a strategic and transformative transaction for us. This transaction builds upon our existing strategy of utilizing free cash flow from our shorter life Gulf Coast Basin assets to develop our longer-life resource assets. As evidenced by the large percentage of our production and proved reserves now located in our longer lived basins, we have successfully leveraged off of our Gulf Coast free cash flow to help fund our substantial diversification efforts over the past several years. We plan to utilize a portion of the free cash flow generated from these acquired properties to accelerate the development of our Woodford Shale and Cotton Valley resource plays. In addition, based upon our experience and successful track record in exploiting reservoirs in the Gulf Coast Basin and Gulf of Mexico, we believe that we will be able to create value above the current proved reserves associated with the assets acquired in the Gulf of Mexico Acquisitions.

Following the consummation of the Gulf of Mexico Acquisitions, we will have a larger consolidated position of approximately 77,461 gross (49,123 net) acres in the Gulf Coast Basin. In addition, the acquired assets will significantly increase our oil production. During the quarter ended March 31, 2013, the acquired assets produced 967 barrels of oil per day, representing a 69% pro forma increase from our first quarter 2013 oil production.

For the year ended December 31, 2012, the assets to be acquired had revenues of $45.5 million and direct operating expenses of $7.9 million. As of December 31, 2012, estimated proved reserves associated with the assets to be acquired were 37,237 MMcfe, of which 93% were proved developed reserves and 36% were oil and natural gas liquids. Included in the proved reserve estimates were 14 gross proved developed wells and 1 gross proved undeveloped location. During the quarter ended March 31, 2013, the average daily production rate of the assets to be acquired was 25 MMcfe per day, of which 23% was oil, 2% was natural gas liquids and 75% was natural gas, and the average daily production for the month of May 2013 was estimated to be 25.4 MMcfe per day, of which 25% was oil.

The following table sets forth information relating to the estimated proved reserves of the assets to be acquired in the Gulf of Mexico Acquisitions as of December 31, 2012:

	As of December 31, 2012(1)
Category	Oil (MMBbl)	NGLs (MMBbl)	Natural Gas (Bcf)	Natural Gas Equivalents (MMcfe)(2)	PV-10 ($ million)(3)

Proved developed	1.742	0.134	23.385	34,642	$167.8
Proved undeveloped	0.362	—	0.423	2,596	27.0

Total proved reserves	2.104	0.134	23.808	37,238	$194.8

(1)	Estimated proved reserve data for the assets to be acquired in the Gulf of Mexico Acquisitions was prepared by Ryder Scott Company, L.P. using unweighted average first-day-of-the month prices for the year ended December 31, 2012. The average prices for oil, natural gas liquids and natural gas were $106.88 per barrel of oil, $37.88 per barrel of natural gas liquids, and $2.72 per Mcf of natural gas, respectively.

(2)	The conversion to Mcfe equates one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

(3)	PV-10 is considered a non-GAAP measure. A reconciliation of the PV-10 of the assets to be acquired to the standardized measure of the net cash flows, assuming a 35% tax rate on the acquired assets, is as follows:

($ in thousands)

Estimated pre-tax future net cash flows	$231,135
10% annual discount	(36,368)

Discounted pre-tax future net cash flows (PV-10)	$194,767
Future income taxes discounted at 10%	(68,168)

Standardized measure of discounted future net cash flows	$126,599

After giving effect to the Gulf of Mexico Acquisitions, on a pro forma basis, our estimated proved reserves as of December 31, 2012, would have been approximately 265,496 MMcfe, of which 76% would have been proved developed reserves and 18% would have been oil and natural gas liquids. The pro forma PV-10 value of our estimated proved reserves as of December 31, 2012, would have been $434 million and the corresponding value of standardized measure of discounted future net cash flows would have been $359 million. Our pro forma average daily production rate for the quarter ended March 31, 2013, would have been 116.9 MMcfe per day, consisting of 12% oil, 11% natural gas liquids and 77% natural gas. PV-10 is considered a non-GAAP measure. For a reconciliation of PV-10 to the standardized measure of discounted future net cash flows, see “—Reconciliation.”

Under the terms of the Purchase Agreements, the purchase price must be paid in cash. We intend to fund the Gulf of Mexico Acquisitions with debt financing, including a private placement of senior unsecured notes or, if necessary, up to $185 million of borrowings under a senior unsecured bridge loan facility, as well as borrowings under our senior secured bank credit facility and cash on hand, if necessary. In connection with entering into the Hall Purchase Agreements, we paid a deposit of $5 million to the sellers thereunder, which will be applied towards the purchase price. The parties may terminate the Purchase Agreements if any of the closing conditions have not been satisfied or the transactions have not closed on or before August 9, 2013, subject to extension by mutual agreement of the parties. The Hall Purchase Agreements provide that the sellers may retain our deposit if the agreements are terminated under certain circumstances. The closing of each Hall Purchase Agreement is contingent upon the closing of the other Hall Purchase Agreements, but the closing of the GOM-H Purchase Agreement is only contingent upon the closing of the Hall III Purchase Agreement. As a result, we may consummate the transactions under the Hall Purchase Agreements without consummating the transactions under the GOM-H Purchase Agreement.

Our core operating areas

We own core producing and non-producing oil and natural gas properties in Oklahoma, the Gulf Coast Basin and Texas. The following is a summary of our core operating areas.

Oklahoma.    During late 2006, we began our initial drilling program to evaluate the Woodford Shale formation on a substantial portion of our Oklahoma acreage. During 2012, we continued our evaluation of the Woodford Shale as we drilled and participated in 46 gross wells, achieving a 98% success rate. In total, we invested $40.8 million during 2012 acquiring prospective Woodford Shale acreage and drilling and completing wells. In addition, during 2012 we utilized $28.5 million of drilling carry under our Woodford joint development agreement, as amended to date, which we refer to herein as the amended JDA, and plan to continue utilizing the drilling carry during 2013 under the second phase of the amended JDA. Average daily production from our Oklahoma properties during 2012 totaled 45 MMcfe per day, a 28% increase from 2011 average daily production. We experienced negative revisions to our estimated proved reserves as of December 31, 2012, as a result of lower average prices, which resulted in a 20% decrease in our estimated proved reserves. Partially offsetting this negative impact was the addition of approximately 27 Bcfe of estimated proved reserves from our drilling program during the year. We have allocated approximately 30% of our 2013 capital budget to operations in the Woodford Shale as we expect to operate the drilling of approximately 23 gross wells, 15 of which will target liquids rich gas, as well as obtain 3-D seismic data over acreage recently acquired to target liquids rich gas. In connection with the Gulf of Mexico Acquisitions and the associated free cash flow, we plan to accelerate the development of our liquids rich Woodford Shale assets later in 2013 and throughout 2014.

As of December 31, 2012, we had invested $16.5 million to acquire approximately 24,000 net acres of Mississippian Lime acreage in northern Oklahoma and southern Kansas. During 2012, we invested $26 million as we began evaluating this prospective acreage through coring and seismic work and the drilling of nine gross exploratory wells, achieving an 89% success rate. During 2012, we utilized $11.6 million of drilling carry under the amended JDA. We are currently acquiring 3-D seismic data over our acreage positions, which we expect to be able to utilize during the second half of 2013 to assist in the development of this asset.

Gulf Coast Basin.    During 2012, we drilled two gross wells in the Gulf Coast Basin, achieving a 100% success rate. In total, we invested $21.0 million in this area during 2012. Production from this area decreased 16% from 2011 totaling 23.7 MMcfe per day in 2012 due to natural production declines. However, production from our second discovery well in our La Cantera prospect commenced during September 2012 and the third well began producing in June 2013. Our estimated proved reserves in this area increased 21% from 2011 primarily as a result of success in the 2012 drilling program. We have allocated approximately 40% of our 2013 capital budget to various drilling and re-completion projects in the Gulf Coast Basin. We plan to participate in two exploratory wells on the assets acquired in the Gulf of Mexico Acquisitions during 2013, and we are evaluating several opportunities that we expect will lead to additional drilling during 2014 and beyond.

East Texas.    During 2012, we invested $23.7 million in our East Texas properties as we drilled and participated in six gross wells, achieving a 100% success rate. Net production from our East Texas assets averaged 17.4 MMcfe per day during 2012, a 45% increase from 2011 average daily production and our estimated proved reserves increased 51% from 2011, primarily as a result of successful drilling in our Carthage field. We have allocated approximately 7% of our 2013 capital budget to drilling and facility enhancements in our Carthage field. In connection with the Gulf of Mexico Acquisitions and the associated free cash flow, we expect to increase our activity levels in the Carthage Field later in 2013 and throughout 2014.

South Texas.    During 2012, we invested $14.7 million in our South Texas properties as we drilled five gross wells, all of which were successful. Net production from our South Texas assets averaged 175 BOE per day during 2012, a 181% increase as compared to 2011 and our estimated proved reserves increased 23% from 2011. We have scaled back our capital expenditures in South Texas during 2013 as we are evaluating the divestment of these assets.

Operations overview

The following table summarizes our historical and pro forma estimated proved reserves as well as certain operating information for each of our core operating areas as of the end of the periods presented. The pro forma reserves and operating data give effect to the Gulf of Mexico Acquisitions.

	Pro forma		Historical
	At December 31, 2012		At December 31, 2012		Three months ended March 31, 2013
	Estimated proved reserves (Bcfe)	Proved developed producing reserves (%)	Estimated proved reserves (Bcfe)	Proved developed producing reserves (%)	Average daily production (Mcfe/d)

Oklahoma	148.5	72	148.5	72	49,524
Gulf coast basin	67.2	48	30.0	62	26,219
East Texas	46.7	57	46.7	57	14,578
South Texas	2.8	65	2.8	65	1,334
Other	0.3	44	0.3	44	74

Total	265.5	63	228.3	68	91,729

Business strategy

Our business strategy incorporates the following key elements:

Maintain our financial flexibility.    Because we operate approximately 77% of our total estimated proved reserves and manage the drilling and completion activities on an additional 7% of such reserves, we expect to be able to control the timing of a substantial portion of our capital investments. In addition, we expect to operate approximately 80% of the production associated with the assets acquired in the Gulf of Mexico Acquisitions. Our 2013 capital expenditures, which include capitalized interest and overhead but exclude the purchase price of the Gulf of Mexico Acquisitions, are expected to range between $95 million and $110 million. We expect to be able to actively manage our 2013 capital budget in the event commodity prices, or the health of the global financial markets, do not match our expectations. During 2013, we have maintained our commodity hedging program, and, as in during prior years, we have opportunistically disposed of certain non-core or mature assets to provide capital for higher potential exploration and development properties that fit our long-term growth strategy. During December 2012, we sold our non-operated Arkansas assets for $9.2 million. During January 2013, we sold 50% of our saltwater disposal systems and related surface assets in the Woodford Shale for net proceeds of approximately $10 million.

Pursue balanced growth and portfolio mix.    We plan to pursue a risk-balanced approach to the growth and stability of our reserves, production, cash flows and earnings. Our goal is to strike a balance between lower risk development activities and higher risk and higher impact exploration activities. We plan to allocate our 2013 capital investments in a manner that continues to geographically and operationally diversify our asset base, while focusing on oil and natural gas liquids projects as the pricing for these products is presently expected to be more attractive than that of natural gas. Through our portfolio diversification efforts, at December 31, 2012, approximately 87% of our estimated proved reserves were located in longer life and lower risk basins in Oklahoma, Texas and Wyoming and 13% were located in the shorter life, but higher flow rate reservoirs in the Gulf Coast Basin. We do not expect that the Gulf of Mexico Acquisitions will materially change our balance of proved reserves. Pro forma for the Gulf of Mexico Acquisitions at December 31, 2012, 75% of our estimated proved reserves were located in longer life basins with 25% located in the Gulf Coast Basin and Gulf of Mexico. In terms of production diversification, during 2012, 75% of our production was derived from longer life basins versus 66% and 54% in 2011 and 2010, respectively. Our first quarter 2013 production was composed of 78% natural gas, 9% oil and 13% natural gas liquids. The Gulf of Mexico Acquisitions are expected to help diversify our production mix as pro forma for the acquisitions, 12% of our first quarter 2013 production would have been derived from oil.

Manage our risk exposure.    We plan to continue several strategies designed to mitigate our operating risks. We have adjusted the working interest we are willing to hold based on the risk level and cost exposure of each project. For example, we typically reduce our working interests in higher risk exploration projects while retaining greater working interests in lower risk development projects. Our partners often agree to pay a disproportionate share of drilling costs relative to their interests, allowing us to allocate our capital spending to maximize our return and reduce the inherent risk in exploration and development activities. We also strive to retain operating control of the majority of our properties to control costs and timing of expenditures and we expect to continue to actively hedge a portion of our future planned production to mitigate the impact of commodity price fluctuations and achieve more predictable cash flows.

Concentrate in core operating areas and build scale.    We plan to continue focusing on our operations in Oklahoma, Texas and the Gulf Coast Basin. Operating in concentrated areas helps us better control our overhead by enabling us to manage a greater amount of acreage with fewer employees and minimize incremental costs of increased drilling and production. We have substantial geological and reservoir data, operating experience and partner relationships in these regions. We believe that these factors, combined with the existing infrastructure and favorable geologic conditions with multiple known oil and gas producing reservoirs in these regions, will provide us with attractive investment opportunities, as evidenced by the Gulf of Mexico Acquisitions.

Target underexploited properties with substantial opportunity for upside.    We plan to maintain a rigorous prospect selection process that enables us to leverage our operating and technical experience in our core operating areas. During 2013, we intend to primarily target properties that provide us with exposure to oil or natural gas liquids reserves and production. Approximately 76% of the estimated future revenues associated with the Gulf of Mexico Acquisitions’ proved reserves at December 31, 2012, are expected to be generated from oil production. In evaluating these targets, we seek properties that provide sufficient acreage for future exploration and development, as well as properties that may benefit from the latest exploration, drilling, completion and operating techniques to more economically find, produce and develop oil and gas reserves. We believe that our deep experience and expertise in operating in the Gulf of Mexico can enhance the value of the assets we expect to acquire in the Gulf of Mexico Acquisitions.

Competitive strengths

We believe we have the following competitive strengths:

Large inventory of drilling prospects.     We have developed a significant inventory of future drilling locations, primarily in lower risk onshore basins. As of December 31, 2012, approximately 98% of our proven undeveloped reserves and the vast majority of our non-proved drilling inventory are located in onshore basins where we believe there is lower geologic risk and where wells typically exhibit long productive lives. Approximately 26% of our estimated proved reserves at December 31, 2012, are undeveloped and 6% were developed, non-producing. Many of the undeveloped locations are step-out or extension wells from existing production, which we consider to be lower risk. We plan to utilize a portion of the cash flow generated by the Gulf of Mexico Acquisitions assets to accelerate the development of certain of our onshore basins.

Operational control.    As of December 31, 2012, we operated approximately 77% of our proved reserves, and managed drilling and completion activities with respect to an additional 7%. We prefer to retain operating control over our prospects rather than owning non-operated interests because, as the operator, we can more efficiently manage our operating costs, capital expenditures, and the timing and method of development of our properties. Our significant operational control provides us with the flexibility to align capital expenditures with free cash flow as we are able to adjust drilling plans with changes in commodity prices. Consistent with this strategy, we expect to operate approximately 80% of the production associated with the Gulf of Mexico Acquisitions.

Successful drilling history.    We follow a disciplined, formal process prior to drilling any wells, which requires stringent geological and financial analysis and an agreement on the level of participation we are willing to accept on each project. Balancing our more exploratory, shorter life Gulf Coast Basin assets with lower risk, longer life onshore assets in Oklahoma and Texas has increased our drilling success. During the nine-year period ended December 31, 2012, we have realized a 95% drilling success rate on 878 gross wells drilled.

Experienced management and technical teams and incentivized workforce.    Our senior management team has significant experience in acquiring, developing and operating oil and gas properties in both onshore and offshore basins. We employ 27 technical professionals, including geophysicists, geologists, petroleum engineers, and production and reservoir engineers who have expertise in their specialized, technical fields. As of March 31, 2013, our executive officers and directors owned approximately 14% of our outstanding common stock, and substantially all employees own common stock and/or options to purchase common stock.

Reconciliation

Estimated pre-tax future net cash flows and discounted pre-tax future net cash flows (PV-10) are non-GAAP measures because they exclude income tax effects. Management believes these non-GAAP measures are useful to investors as they are based on prices, costs and discount factors which are consistent from company to company, while the standardized measure of discounted future net cash flows is dependent on the unique tax situation of each individual company. As a result, we believe that investors can use these non-GAAP measures as a basis for comparison of the relative size and value of our reserves to other companies. We also understand that securities analysts and rating agencies use these non-GAAP measures in similar ways. The following table reconciles our historical undiscounted and discounted future net cash flows to standardized measure of discounted cash flows as of December 31, 2010, 2011 and 2012, and our pro forma undiscounted and discounted future net cash flows to standardized measure of discounted cash flows as of December 31, 2012.

	Pro forma	Historical
	Year ended December 31,	Year ended December 31,
	2012	2010	2011	2012

	(unaudited)
Estimated pre-tax future net cash flows	$637,953	$442,505	$635,327	$406,818
10% annual discount	(203,916)	(186,854)	(293,954)	(167,549)

Discounted pre-tax future net cash flows (PV-10)	$434,037	$255,651	$341,373	$239,269
Future income taxes discounted at 10%	(75,043)	(19,276)	(37,492)	(6,874)

Standardized measure of discounted future net cash flows	$358,994	$236,375	$303,881	$232,395